Exhibit 99.1

NEWS RELEASE

42 E. Lancaster Avenue Paoli, Pennsylvania 19301 | 610-644-9400 | http://ir.malvernbancorp.com

Investor Contacts:

Joseph D. Gangemi

Corporate Investor Relations

610-695-3676

Investor Relations Contact:

Nathanial Jordan

610-695-3646

Malvern Bancorp, Inc. Reports Second Quarter Operating Results

PAOLI, PA., May 10, 2022 – Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), the parent company of Malvern Bank, National Association (the “Bank”), today reported operating results for the second fiscal quarter ended March 31, 2022. Net income amounted to $522,000, or $0.07 per fully diluted common share, compared with $2.2 million, or $0.30 per fully diluted common share, for the quarter ended March 31, 2021.  Annualized return on average assets (“ROAA”) was 0.18 percent for the quarter ended March 31, 2022, compared to 0.73 percent for the quarter ended March 31, 2021, and annualized return on average equity (“ROAE”) was 1.43 percent for the quarter ended March 31, 2022, compared with 6.14 percent for the quarter ended March 31, 2021.

For the six months ended March 31, 2022, net income amounted to $2.5 million, or $0.34 per fully diluted common share, compared with net income of $4.5 million, or $0.60 per fully diluted common share, for the six months ended March 31, 2021. The annualized ROAA was 0.44 percent for the six months ended March 31, 2022, compared to 0.73 percent for the six months ended March 31, 2021, and the annualized ROAE was 3.50 percent for the six months ended March 31, 2022, compared with 6.26 percent for the six months ended March 31, 2021.

The decrease in net income and diluted earnings per share from the second quarter of 2021 were primarily due to the recording of a $1.7 million valuation allowance adjustment on a $13.6 million commercial real estate loan classified as impaired and held for sale.  The valuation allowance adjustment in the current quarter is the result of the ongoing monitoring and evaluation of the loan’s value in light of indications of interest received with respect to the note.  The valuation allowance adjustment consists of approximately $395,000 in reduced value and approximately $1.3 million in real estate tax payments.  The Bank paid real estate taxes in arrears to improve the marketability of the note. The loan’s carrying value at March 31, 2022 is $11.9 million.

This non-accrual loan, secured by commercial real estate in New York City, was transferred to held for sale with an aggregate book balance of $13.6 million at September 30, 2021, reflecting the Bank’s intent to sell the loan.  There can be no assurances that a sale can be consummated, or that a sale can be consummated at the carrying value of the loan, as market and sales prices are subject to various factors.  Tax payments will continue in the approximate amount of $274,000 annually, unless and until the property is sold.  If this loan is sold at an amount less than the carrying value of the loan, such sale would result in a loss and impact the Company’s operating results.

“Management has prioritized and will continue to prioritize asset quality and balance sheet strength in taking what we believe are the necessary steps to improve credit quality and strengthen our balance sheet. We are making progress with our asset quality issues and near term these actions have elevated our expenses and overshadow net earnings.” commented Anthony C. Weagley, President and Chief Executive Officer.

Statement of Income Highlights at March 31, 2022

•

Net interest margin (“NIM”) increased 27 basis points to 2.81 percent for the quarter ended March 31, 2022, compared to 2.54 percent for the quarter ended March 31, 2021. The increase was driven by a reduction in interest expense, partially offset by a decrease in interest-earning assets.

•

Total interest expense decreased $1.4 million, or 50.7 percent, to $1.4 million for the quarter ended March 31, 2022, compared to $2.7 million for the quarter ended March 31, 2021, which resulted primarily from the reduction of costs on interest-bearing deposits.

•	The Company did not record a provision for loan losses during the quarter ended March 31, 2022, or the quarter ended March 31, 2021.

Linked Quarter Financial Ratios
(unaudited)

As of or for the quarter ended:	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Return on average assets (1)	0.18%	0.69%	(2.06%)	0.53%	0.73%
Return on average equity (1)	1.43%	5.61%	(16.59%)	4.35%	6.14%
Net interest margin (1)	2.81%	2.78%	2.61%	2.70%	2.54%
Loans / deposits ratio	94.57%	95.06%	97.41%	104.84%	108.14%
Shareholders' equity / total assets	13.11%	12.54%	11.76%	12.50%	12.09%
Efficiency ratio (2)	91.1%	66.3%	68.7%	73.6%	63.5%
Book value per common share	$18.95	18.97	$18.65	$19.44	$19.17

(1)	Annualized
(2)	3/31/2022 Quarter includes the impact of the valuation allowance adjustment related to the above mentioned HFS commercial real estate loan.

Linked Quarter Income Statement Data
(unaudited)
(in thousands, except share and per share data)

For the quarter ended:	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Net interest income	$ 6,954	$ 7,158	$ 6,825	$ 7,129	$ 6,802
Provision for loan losses	-	-	10,626	-	-
Net interest income (loss) after provision for loan losses	6,954	7,158	(3,801)	7,129	6,802
Other income	561	727	579	793	1,167
Other expense	6,845	5,228	5,084	5,832	5,063
Income before income tax expense	670	2,657	(8,306)	2,090	2,906
Income tax expense (benefit)	148	640	(2,116)	489	682
Net income (loss)	$ 522	$ 2,017	$ (6,190)	$ 1,601	$ 2,224
Earnings (loss) per common share
Basic	0.07	0.27	(0.82)	0.21	0.30
Diluted	0.07	0.27	(0.82)	0.21	0.30
Weighted average common shares outstanding
Basic	7,554,955	7,551,606	7,548,958	7,545,371	7,529,408
Diluted	7,556,194	7,553,208	7,550,766	7,546,200	7,530,151

Net Interest Income

Net interest income was $7.0 million for the quarter ended March 31, 2022, an increase of $152,000, or 2.2 percent, from $6.8 million for the quarter ended March 31, 2021. The increase was driven by a decrease in interest paid on deposits and borrowings of $1.4 million, partially offset by decreased interest income of $1.2 million, primarily related to a decline in average loans. The average yield on interest-earning assets declined 21 basis points for the quarter ended March 31, 2022, to 3.35 percent, when compared to the same period in 2021 primarily due to the decrease in average loan balances and average yield on loans. The average rate on interest-bearing liabilities fell 49 basis points to 0.59 percent compared to the quarter ended March 31, 2021, due to decreases in market rates of interest. Net interest margin increased to 2.81 percent for the quarter ended March 31, 2022, from 2.54 percent for the same period in 2021. The margin improvement in the current period, in large part reflected the decline in interest-bearing liabilities partially offset by the decline in yield earned on interest-earning assets.

Net interest income was $14.1 million for the six months ended March 31, 2022, and a slight increase compared to the six months ended March 31, 2021. Consistent with the quarter, the slight increase was primarily driven by a reduction in interest expense as the cost of interest-bearing deposits decreased by 50 basis points compared to the six months ended March 31, 2021. The cost of interest-bearing liabilities decreased by 55 basis points compared to the six months ended March 31, 2021.

Other Income

Other income decreased $606,000, or 51.9 percent, during the quarter ended March 31, 2022, compared to the quarter ended March 31, 2021.  The decrease in other income was primarily due to a decrease in net gains on sale of investments and loans of $522000 to $11,000 for the quarter ended March 31, 2022, compared to $533,000 for the quarter ended March 31, 2021. This decrease was partially offset by an increase in earnings on bank-owned life insurance of $122,000 during quarter ended March 31, 2022.

Similar to the quarter, other income for the six months ended March 31, 2022, decreased by $1.1 million mainly due to reductions in the net gains on sale of investments and loans of $1.2 million.

Other Expense

Other expense for the quarter ended March 31, 2022, increased $1.8 million to $6.8 million when compared to the quarter ended March 31, 2021. This increase was primarily due to a $1.7 million valuation allowance recorded on one loan held for sale, discussed above.

For the six months ended March 31, 2022, other expenses amounted to $12.1 million, an increase of $2.0 million, compared to the six months ended March 31, 2021.  The primary components of the increase were the aforementioned valuation allowance and increased professional fees.

Income Taxes

The Company recorded income tax expense of $148,000 during the quarter ended March 31, 2022, compared to $682,000 for the quarter ended March 31, 2021. The effective tax rate for the Company for the quarters ended March 31, 2022 and March 31, 2021 were 22.1 percent and 23.5 percent, respectively.  The reduction in the tax rate was due to the tax free income received from the additional bank-owned life insurance.

For the six months ended March 31, 2022, the Company recorded income tax expense of $788,000, compared to $1.4 million for the six months ended March 31, 2021.

Statement of Condition Highlights at March 31, 2022

•	Non-performing assets (“NPAs”) were 0.55 percent and 0.72 percent of total assets at March 31, 2022, and September 30, 2021 respectively.
•	Non-performing loans (“NPLs”) were 0.14 percent and 0.40 percent of total loans at March 31, 2022, and September 30, 2021, respectively.
•

Total assets were $1.1 billion at March 31, 2022, a decrease of $106.9 million, or 8.9 percent, compared to September 30, 2021.  The decrease was primarily due to a $103.7 million decline in loans receivable driven by payoffs and pay downs during the period and a $21.3 million decrease in loans held-for-sale, mainly loans that were sold during the period.

•

Total liabilities were $1.0 billion at March 31, 2022, a decrease of $109.2 million, or 10.2 percent, compared to September 30, 2021.  The decrease was primarily due to the repayment of a $30.0 million FHLB advance and a decrease of $83.7 million in total deposits.

•	Book value per common share amounted to $18.95 at March 31, 2022, compared to $18.65 at September 30, 2021.

Linked Quarter Statement of Condition Data
(in thousands, unaudited)
At the quarter ended:	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Cash and due from depository institutions	$ 49,674	104,568	$ 99,670	$ 90,441	$ 99,358
Interest bearing deposits in depository institutions	72,349	30,336	$ 36,920	14,513	9,556
Investment securities, available for sale, at fair value	54,183	41,718	40,813	34,502	28,899
Equity Securities	1,445	1,491	1,500	—	—
Investment securities held to maturity	48,512	39,045	28,507	31,795	25,834
Restricted stock, at cost	6,462	6,294	7,776	7,896	8,891
Loans Held-for-sale	11,933	13,616	33,199	—	—
Loans receivable, net of allowance for loan losses	799,310	858,203	902,981	940,735	974,596
Other real estate owned	4,961	4,961	4,961	4,961	5,796
Accrued interest receivable	3,478	3,394	3,512	3,370	3,598
Operating lease right-of-use-assets	1,523	1,663	1,796	2,168	2,322
Property and equipment, net	5,486	5,635	5,777	5,902	6,040
Deferred income taxes, net	3,632	3,461	3,530	3,389	3,535
Bank-owned life insurance	25,896	26,224	26,056	25,889	25,725
Other assets	13,441	12,591	12,145	20,183	12,269
Total assets	$ 1,102,285	$ 1,153,200	$ 1,209,143	$ 1,185,744	$ 1,206,419
Deposits	$ 854,437	912,688	$ 938,159	$ 907,704	$ 912,213
FHLB advances	60,000	60,000	90,000	90,000	110,000
Subordinated debt	25,000	24,974	24,934	24,895	24,855
Operating lease liabilities	1,556	1,691	1,830	2,204	2,357
Other liabilities	16,742	9,290	12,052	12,749	11,143
Shareholders’ equity	144,550	144,557	142,168	148,192	145,851
Total liabilities and shareholders’ equity	$ 1,102,285	$ 1,153,200	$ 1,209,143	$ 1,185,744	$ 1,206,419

Condensed Consolidated
Average Statement of Condition
(in thousands, unaudited)

For the quarter ended:	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Investment securities	$ 97,697	$ 82,126	$ 75,004	$ 71,811	$ 58,559
Interest-bearing cash accounts	36,452	32,775	26,339	16,914	21,506
Loans, net of allowance for loan losses	846,420	899,430	933,727	955,012	977,876
All other assets	148,374	163,117	165,439	164,288	165,942
Total assets	$ 1,128,943	$ 1,177,448	$ 1,200,509	$ 1,208,025	$ 1,223,883
Non-interest-bearing deposits	$ 54,501	54,092	51,534	52,799	50,327
Interest-bearing deposits	829,050	876,269	869,914	868,099	866,153
FHLB advances	60,000	66,847	90,000	99,505	116,889
Other short-term borrowings	-	120	-	-	3,111
Subordinated debt	24,990	24,952	24,917	24,877	24,835
Other liabilities	14,250	11,408	14,907	15,399	17,751
Shareholders’ equity	146,152	143,760	149,237	147,346	144,817
Total liabilities and shareholders’ equity	$ 1,128,943	$ 1,177,448	$ 1,200,509	$ 1,208,025	$ 1,223,883

Deposits

Total deposits decreased $83.7 million, or 8.9 percent, from $938.2 million at September 30, 2021 to $854.4 million at March 31, 2022. The decrease in deposits was primarily related to a reduction of $57.2 million in money market deposits and a reduction of $34.2 million in interest bearing demand deposits, partially offset by increases of $7.6 million in the Savings, Time, and non-interest bearing deposit categories collectively.

The Company continues to focus on the maintenance, development, and expansion of its deposit base. Management believes that the emphasis on serving the needs of our communities will provide a long-term relationship base which in turn will allow the Company to efficiently compete for and retain deposits in its market.

The following table reflects the composition of the Company’s deposits as of the dates indicated.

(in thousands, unaudited)
At quarter ended:	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Demand:
Non-interest-bearing	$ 54,712	$ 60,320	$ 53,849	$ 53,365	$ 54,210
Interest-bearing	302,468	335,411	336,645	329,372	313,865
Savings	54,074	56,342	50,582	51,011	49,601
Money market	328,324	346,023	385,480	359,040	338,100
Time	114,859	114,592	111,603	114,916	156,437
Total deposits	$ 854,437	$ 912,688	$ 938,159	$ 907,704	$ 912,213

Loans

Total net loans amounted to $799.3 million at March 31, 2022, compared to $903.0 million at September 30, 2021, resulting in a net decrease of $103.7 million, or 11.5 percent, for the period and was driven primarily by higher commercial loan payoffs and paydowns during the period. Loans held-for-sale amounted to $11.9 million at March 31, 2022, compared to $33.2 million at September 30, 2021. This decline was primarily related to the sale of three commercial loans.  Average gross loan balances for the quarter ended March 31, 2022, totaled $856.9 million as compared to $945.5 million for the quarter ended September 30, 2021, representing a decrease of $88.6 million, or 9.4 percent.

At March 31, 2022, gross loans, which excludes loans held-for-sale, remained weighted toward two primary components: the commercial and core residential portfolios, with commercial loans accounting for 71.9 percent and single-family residential real estate loans accounting for 22.0 percent of the gross loan portfolio at such date.  Construction and development loans amounted to 3.7 percent and consumer loans represented 2.4 percent of the gross loan portfolio at such date. The decrease in the gross loan portfolio at March 31, 2022, compared to September 30, 2021, primarily reflected decreases of $48.3 million in commercial loans, $21.0 million in residential mortgage loans, and 33.5 million in construction and development loans.

The following table reflects the Company’s loan portfolio composition, excluding loans held-for-sale.

(in thousands, unaudited)
At quarter ended:	03/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Residential mortgage	$ 177,669	$ 187,516	$ 198,710	$ 201,737	$ 218,165
Construction and Development:
Residential and commercial	25,558	56,876	61,492	61,484	76,257
Land	4,603	2,138	2,204	2,253	3,596
Total construction and development	30,161	59,014	63,696	63,737	79,853
Commercial:
Commercial real estate	400,974	416,248	426,915	478,032	482,611
Farmland	15,624	15,582	10,297	10,335	7,344
Multi-family	54,788	54,448	66,332	66,725	67,122
Commercial and industrial	101,354	106,493	115,246	97,955	94,706
Other	7,978	7,433	10,954	10,896	9,927
Total commercial	580,718	600,204	629,744	663,943	661,710
Consumer:
Home equity lines of credit	12,283	13,174	13,491	12,822	15,936
Second mortgages	4,969	5,384	5,884	7,039	8,114
Other	2,237	2,282	2,299	2,372	2,650
Total consumer	19,489	20,840	21,674	22,233	26,700
Total loans	808,037	867,574	913,824	951,650	986,428
Deferred loan costs, net	574	667	629	685	769
Allowance for loan losses	(9,301)	(10,037)	(11,472)	(11,600)	(12,601)
Loans Receivable, net	799,310	$ 858,204	$ 902,981	$ 940,735	$ 974,596

At March 31, 2022, the Company had $142.3 million in overall undisbursed loan commitments, which consisted primarily of available usage from active construction facilities, unused commercial lines of credit, and home equity lines of credit.

Asset Quality

Non-accrual loans, excluding loans held-for-sale, totaled $1.1 million at March 31, 2022, and $3.7 million at September 30, 2021. The decrease in non-accrual loans was primarily due to partial charge downs totaling $2.2 million taken during the six month period ended March 31, 2022 related to one non-accrual commercial and industrial loan. Performing troubled debt restructured (“TDR”) loans were $5.8 million at March 31, 2022, and $17.6 million at September 30, 2021. The decrease is primarily related to two TDR commercial real estate loans totaling $11.4 million that were sold during the period, as part of the note sale consummated during the December 31, 2021 period end.

At March 31, 2022, NPAs totaled $6.1 million, or 0.55 percent of total assets, as compared with $8.7 million, or 0.72 percent of total assets, at September 30, 2021. The decrease in NPAs is due to the decrease in non-accrual loans as described above.  Other real estate owned or OREO, which is comprised of one commercial real estate property, totaled $5.0 million as of quarters ended March 31, 2022 and September 30, 2021.

Non-Performing Asset and Other Asset Quality Data:

(in thousands, unaudited)
As of or for the quarter ended:	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Non-accrual loans	$ 1,101	$ 1,790	$ 3,697	$ 23,547	$ 22,281
Loans 90 days or more past due and still accruing	3	-	-	212	765
Total non-performing loans	1,104	1,790	3,697	23,759	23,046
OREO	4,961	4,961	4,961	4,961	5,796
Total NPAs	$ 6,065	$ 6,751	$ 8,658	$ 28,720	$ 28,842
Performing TDR loans	$ 5,787	$ 6,310	$ 17,601	$ 23,352	$ 22,697

NPAs / total assets	0.55%	0.59%	0.72%	2.42%	2.39%
Non-performing loans / total loans	0.14%	0.21%	0.40%	2.50%	2.34%
Net charge-offs	736	1,436	10,754	1,001	434
Net charge-offs /average loans(1)	0.40%	0.63%	4.55%	0.41%	0.18%
Allowance for loan losses / total loans	1.15%	1.16%	1.26%	1.22%	1.28%
Allowance for loan losses / non-performing loans	842.5%	560.7%	310.3%	48.8%	54.7%

Total assets	1,102,285	1,153,200	1,209,143	1,185,744	1,206,419
Total gross loans	808,037	867,574	913,824	951,650	986,428
Average net loans	846,420	913,587	945,457	967,615	990,913
Allowance for loan losses	9,301	10,037	11,472	11,600	12,601

(1)	Annualized.

The allowance for loan losses at March 31, 2022 amounted to approximately $9.3 million, or 1.15 percent of total gross loans, compared to $11.5 million, or 1.26 percent of total gross loans, at September 30, 2021. The decline reflected the $2.2 million charge off described above and the overall decline in total loans at March 31, 2022 of $106.1 million compared to September 30, 2021. The Company did not record a provision for loan losses for the quarter ended March 31, 2022, compared to $550,000 provision for loan losses for the quarter ended March 31, 2021.

Capital

At March 31, 2022, the Company’s total shareholders’ equity amounted to $144.6 million, or 13.1 percent of total assets, compared to $142.2 million, or 11.8 percent of total assets at September 30, 2021, which continues to exceed all regulatory capital guidelines. At March 31, 2022, the Bank’s common equity Tier 1 capital ratio was 18.27 percent, Tier 1 leverage ratio was 14.29 percent, Tier 1 risk-based capital ratio was 18.27 percent and the total risk-based capital ratio was 19.34 percent. At September 30, 2021, the Bank’s common equity Tier 1 capital ratio was 16.13 percent, Tier 1 leverage ratio was 13.14 percent, Tier 1 risk-based capital ratio was 16.13 percent, and the total risk-based capital ratio was 17.32 percent.

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association (“Malvern Bank”), an institution that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect, and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, and through its nine other banking locations in Chester and Delaware counties, Pennsylvania, Morristown, New Jersey, its New Jersey regional headquarters and Palm Beach Florida. The Bank also maintains representative offices in Allentown, Pennsylvania.  The Bank’s primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division, provides personalized investment advisory services to individuals, families, businesses, and non-profits. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services.

The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For information regarding Malvern Bank, please visit our web site at http://www.mymalvernbank.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company, including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, and shareholder value creation.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: the effects of, and changes in, trade, monetary and fiscal policies and laws, including changes in interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of competition and the acceptance of the Company’s products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations; technological changes; any oversupply of inventory and deterioration in values of real estate in the markets in which the Company operates, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by the company; the effects of the Company’s lack of a widely-diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risk involved in the foregoing.  Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Annual Report Filed on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 pandemic, including the outbreak of its variants on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus and its variants can be controlled, the effects on general economic conditions, and when and how the economy may be fully reopened, and when and how it will remain as such. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we are subject to any of the following risks, any of which could continue to have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; the economy , and particularly commercial real estate markets may be affected; there may be high levels of unemployment , loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; if the economy is unable to continue to substantially reopen and stay open, and there are high levels of unemployment for extended period of time, loan delinquencies, problem assets, and foreclosures may increase resulting in increased charges and reduced income; collateral for loans, especially commercial real estate, may continue to decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; due to fluctuation in interest rates, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our NIM and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, unless required by law.

MALVERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2022	September 30, 2021
(in thousands, except for share and per share data)	(unaudited)
ASSETS
Cash and due from depository institutions	$49,674	$99,670
Interest bearing deposits in depository institutions	72,349	36,920
Total cash and cash equivalents	122,023	136,590
Investment securities available for sale, at fair value (amortized cost of $56,863 and $40,756 at March 31, 2022 and September 30, 2021, respectively)	54,183	40,813
Equity Securities (amortized cost of $1,500 at March 2022 & September 2021)	1,445	1,500
Investment securities held to maturity (fair value of $45,716 and $28,913 at March 31, 2022 and September 30, 2021, respectively)	48,512	28,507
Restricted stock, at cost	6,462	7,776
Loans Held-for-sale	11,933	33,199
Loans receivable, net of allowance for loan losses	799,310	902,981
Other real estate owned	4,961	4,961
Accrued interest receivable	3,478	3,512
Operating lease right-of-use-assets	1,523	1,796
Property and equipment, net	5,486	5,777
Deferred income taxes, net	3,632	3,530
Bank-owned life insurance	25,896	26,056
Other assets	13,441	12,145
Total assets	$1,102,285	$1,209,143
LIABILITIES
Deposits:
Non-interest bearing	$54,712	$53,849
Interest-bearing	799,725	884,310
Total deposits	854,437	938,159
FHLB advances	60,000	90,000
Subordinated debt	25,000	24,934
Advances from borrowers for taxes and insurance	1,841	1,022
Accrued interest payable	352	572
Operating lease liabilities	1,556	1,830
Other liabilities	14,549	10,458
Total liabilities	957,735	1,066,975
SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value, 50,000,000 shares authorized; 7,819,627 and 7,625,111 issued and outstanding, respectively, at March 31, 2022, and 7,816,832 and 7,622,316 issued and outstanding, respectively, at September 30, 2021	76	76
Additional paid in capital	85,678	85,524
Retained earnings	62,835	60,296
Unearned Employee Stock Ownership Plan (ESOP) shares	(829)	(901)
Accumulated other comprehensive (loss) income	(347)	36
Treasury stock, at cost: 194,516 shares at March 31, 2022 and September 30, 2021	(2,863)	(2,863)
Total shareholders’ equity	144,550	142,168
Total liabilities and shareholders’ equity	$1,102,285	$1,209,143

MALVERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,		Six Months Ended March 31,
(in thousands, except for share data)	2022	2021	2022	2021
(unaudited)
Interest and Dividend Income
Loans, including fees	$7,628	$9,069	$15,856	$19,145
Investment securities, taxable	521	321	976	668
Investment securities, tax-exempt	64	23	100	47
Dividends, restricted stock	75	119	166	260
Interest-bearing cash accounts	16	7	29	15
Total Interest and Dividend Income	8,304	9,539	17,127	20,135
Interest Expense
Deposits	828	1,805	1,873	4,062
Short-term borrowings	-	3	-	48
Long-term borrowings	183	546	420	1,153
Subordinated debt	339	383	722	766
Total Interest Expense	1,350	2,737	3,015	6,029
Net interest income	6,954	6,802	14,112	14,106
Provision for Loan Losses	-	-	-	550
Net Interest Income after Provision for	6,954	6,802	14,112	13,556
Loan Losses
Other Income
Service charges and other fees	219	419	673	666
Rental income	48	54	100	108
Net gains on sale and call of investments	-	259	-	614
Net gains on sale of loans	11	274	63	678
Earnings on bank-owned life insurance	283	161	452	325
Total Other Income	561	1,167	1,288	2,391
Other Expense
Salaries and employee benefits	2,347	2,275	4,642	4,547
Occupancy expense	546	568	1,061	1,110
Federal deposit insurance premium	71	83	147	159
Advertising	32	32	64	64
Data processing	359	306	679	634
Professional fees	868	884	1,923	1,547
Net other real estate owned expense, net	-	3	5	31
Pennsylvania shares tax	169	169	339	339
Other operating expenses	2,453	743	3,213	1,604
Total Other Expense	6,845	5,063	12,073	10,035
Income before income tax expense	670	2,906	3,327	5,912
Income tax expense	148	682	788	1,415
Net Income	$522	$2,224	$2,539	$4,497
Earnings per common share
Basic	$0.07	$0.30	$0.34	$0.60
Diluted	$0.07	$0.30	$0.34	$0.60
Weighted Average Common Shares Outstanding
Basic	7,554,955	7,529,408	7,553,262	7,527,588
Diluted	7,556,194	7,530,151	7,554,459	7,528,189

MALVERN BANCORP, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended	Three Months Ended	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	3/31/2022	12/31/2021	3/31/2021
(unaudited)
Statements of Operations Data
Interest income	$8,304	$8,823	$9,539
Interest expense	1,350	1,665	2,737
Net interest income	6,954	7,158	6,802
Provision for loan losses	-	-	-
Net interest income after provision for loan losses	6,954	7,158	6,802
Other income	561	727	1,167
Other expense	6,845	5,228	5,063
Income before income tax expense	670	2,657	2,906
Income tax expense	148	640	682
Net income	$522	$2,017	$2,224
Earnings (per Common Share)
Basic	$0.07	$0.27	$0.30
Diluted	$0.07	$0.27	$0.30
Statements of Condition Data (Period-End)
Equity Securities	$1,445	$1,491	$1,502
Investment securities available for sale, at fair value	54,183	41,718	27,397
Investment securities held to maturity (fair value of $45,716, $39,316, and $26,367, respectively)	48,512	39,045	25,834
Loans Held-for-sale	11,933	13,616	-
Loans, net of allowance for loan losses	799,310	858,203	974,596
Total assets	1,102,285	1,153,200	1,206,419
Deposits	854,437	912,688	912,213
FHLB advances	60,000	60,000	110,000
Subordinated debt	25,000	24,974	24,855
Shareholders' equity	144,550	144,557	145,851
Common Shares Dividend Data
Cash dividends	$-	$-	$-
Weighted Average Common Shares Outstanding
Basic	7,554,955	7,551,606	7,529,408
Diluted	7,556,194	7,553,208	7,530,151
Operating Ratios
Return on average assets	0.18%	0.69%	0.73%
Return on average equity	1.43%	5.61%	6.14%
Average equity / average assets	12.95%	12.21%	11.83%
Book value per common share (period-end)	$ 18.95	$ 18.97	$ 19.17
Non-Financial Information (Period-End)
Common shareholders of record	373	376	381
Full-time equivalent staff	79	79	81